Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
China Housing and Land Development Inc.

We hereby consent to use, in the Registration Statement on Form S-1 amendment 5, of our report dated March 26, 2007 with respect to our audit of financial statements of China Housing and Land Development Inc. and Subsidiaries as of December 31, 2006 and related consolidated statements of income, shareholders equity, and cash flows for the year ended December 31, 2006, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Moore Stephens Wurth Frazer and Torbert, LLP

Moore Stephens Wurth Frazer and Torbert, LLP
Walnut, California
February 25, 2009

February 25, 2009

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Gentlemen:

We have read item Changes in and Disagreements with Accountants on Accounting and Financial Disclosure of Form S-1 Amendment 5 dated February 25, 2009 of China Housing & Land Development, Inc. and are in agreement with the statements that pertain to Moore Stephens Wurth Frazer and Torbet, LLP.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California